Exhibit 10.14.1

SECUREWORKS CORP.

2016 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

COVER SHEET

SecureWorks Corp., a Delaware corporation (the “Company”), hereby grants restricted stock units (the “RSUs”) relating to shares of the Company’s Class A common stock, par value $0.01 per share (the “Stock”), to the Grantee named below, subject to the vesting conditions set forth below. Additional terms and conditions of the RSUs are set forth on this cover sheet and in the attached Restricted Stock Unit Agreement (together, the “Agreement”) and in the SecureWorks Corp. 2016 Long-Term Incentive Plan (as amended from time to time, the “Plan”).

Grant Date:
Name of Grantee:
Number of Shares of Stock Covered by the RSUs:
Vesting Schedule:	The RSUs shall vest in full on the first (1st) anniversary of the Grant Date if you continue in Service on such date.

By your signature below or by your electronic acknowledgement of this Agreement, you agree to all of the terms and conditions described in the Agreement and in the Plan (if this is in paper form, a copy of the Plan is attached and if this is in electronic form, a copy of the Plan is available on this website). You acknowledge that you have carefully reviewed the Plan and agree that the Plan shall control in the event any provision of this Agreement should appear to be inconsistent with the Plan.

Grantee:		Date:
(Signature)
Company:		Date:
(Signature)

Name:

Title:

Attachment

This is not a stock certificate or a negotiable instrument.

SECUREWORKS CORP.

2016 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Restricted Stock Units	This Agreement evidences an award of RSUs in the number set forth on the cover sheet and subject to the terms and conditions set forth in the Agreement and the Plan.
Transferability

Your RSUs may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may the RSUs be made subject to execution, attachment, or similar process. If you attempt to do any of these things, you will immediately and automatically forfeit your RSUs.

Vesting

Your RSUs shall vest in accordance with the vesting schedule set forth on the cover sheet of this Agreement, so long as you continue in Service on the applicable vesting date. You may not vest in more than the number of shares of Stock covered by your RSUs, as set forth on the cover sheet of this Agreement.

Notwithstanding your vesting schedule, the RSUs shall become 100% vested upon your termination of Service due to your death or Disability. No additional portion of your RSUs shall vest after your Service has terminated for any reason.

Forfeiture of Unvested RSUs

Unless the termination of your Service triggers accelerated vesting or other treatment of your RSUs pursuant to the terms of this Agreement, the Plan, a written compensatory agreement between you and the Company or an Affiliate, or a written compensatory program or policy of the Company or an Affiliate otherwise applicable to you, you will immediately and automatically forfeit to the Company all of your unvested RSUs in the event your Service terminates for any reason.

Delivery

Delivery of the shares of Stock represented by your vested RSUs shall be made as soon as practicable after the date on which your RSUs vest and, in any event, by no later than March 15 of the calendar year after your RSUs vest.

Evidence of Issuance

The issuance of the shares of Stock with respect to the RSUs shall be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, by (i) book-entry registration or (ii) issuance of one or more share certificates.

Withholding

You agree as a condition of this Agreement that you will make acceptable arrangements to pay any withholding or other taxes that may be due relating to the RSUs or the issuance of shares of Stock with respect to the RSUs.

You agree that the Company or any Affiliate shall be entitled to use whatever method it may deem appropriate to recover such taxes. You further agree that the Company or any Affiliate may, as it reasonably considers necessary, amend or vary this Agreement to facilitate such recovery of taxes.

Trading Restrictions

If you are subject to any Company “blackout” policy or other trading restriction imposed by the Company (a “Restricted Period”) on the date a distribution would otherwise be made pursuant to this Agreement, such distribution shall instead be made as of the earlier of (i) the first date you are not subject to any such policy or restriction and (ii) the later of (A) the last day of the calendar year in which such distribution would otherwise have been made, and (B) a date that is immediately prior to the expiration of two and one-half months following the date such distribution would otherwise have been made hereunder. For purposes of this provision, you acknowledge that you may be subject to a Restricted Period for any reason that the Company determines appropriate, including a Restricted Period generally applicable to service providers or groups of service providers.

Stockholder Rights

You have no rights as a stockholder with respect to the RSUs unless and until shares of Stock relating to the RSUs have been issued to you and either a certificate evidencing your Stock has been issued or an appropriate entry has been made on the Company’s books. No adjustments to your Stock shall be made for dividends, distributions, or other rights on or with respect to the Stock generally if the applicable record date for any such dividend, distribution, or right occurs before your certificate is issued (or an appropriate book entry is made), except as described in the Plan. You may at any time obtain a copy of the prospectus related to your Award pursuant to this Agreement by accessing the prospectus at SecureWorks Corp., One Concourse Parkway, Suite 500, Atlanta, GA 30328. Additionally, you may receive a paper copy of the prospectus free of charge from the Company by contacting Stock Option Administration in writing at SecureWorks Corp., One Concourse Parkway, Suite 500, Atlanta, GA 30328, (404) 486-4400 or e-mail Stock_Option_Administrator@SecureWorks.com.

No Right to Continued Service

This Agreement and the RSUs evidenced by this Agreement do not give you the right to expectation of Service with, or to continue in the Service of, the Company or any Affiliate. The Company or any Affiliate, as applicable, or their applicable stockholders reserve the right to terminate your Service relationship with the Company or an Affiliate at any time and for any reason.

Corporate Activity

Your RSUs shall be subject to the terms of any applicable agreement of merger, liquidation, or reorganization in the event the Company is subject to such corporate activity, consistent with Article 16 of the Plan.

Clawback

The RSUs are subject to mandatory repayment by you to the Company in the circumstances specified in the Plan, including to the extent you are or in the future become subject to any Company “clawback” or recoupment policy or Applicable Laws that require the repayment by you to the Company of compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of such policy or Applicable Laws.

Governing Law & Venue	You understand and agree that the Company is a Delaware corporation with global operations and that your RSUs may be part of a contemporaneous grant of many similar awards to individuals located in numerous jurisdictions. You agree that this Agreement and the Plan shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, United States of America, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of any other jurisdiction.

The exclusive venue for any and all disputes arising out of or in connection with this Agreement shall be New Castle County, Delaware, United States of America, and the courts sitting exclusively in New Castle County, Delaware, United States of America shall have exclusive jurisdiction to adjudicate such disputes. Each party hereby expressly consents to the exercise of jurisdiction by such courts and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to such laying of venue (including the defense of inconvenient forum).

Compliance with Foreign Exchange Laws

Local foreign exchange laws may affect your RSUs or the vesting of your RSUs. You are responsible for obtaining any exchange control approval that may be required in connection with such events. Neither the Company nor any of its Affiliates will be responsible for obtaining such approvals or liable for the failure on your part to obtain or abide by such approvals. This statement does not constitute legal or tax advice upon which you should rely. You should consult with your personal legal and tax advisers to ensure your compliance with local laws. You agree to comply with all Applicable Laws and pay any and all applicable taxes associated with the grant or vesting of the RSUs.

The Plan

The text of the Plan is incorporated into this Agreement by reference.

Certain capitalized terms used in this Agreement are defined in the Plan and have the meanings set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding the RSUs. Any prior agreements, commitments, or negotiations concerning the RSUs are superseded, except that any written employment, consulting, confidentiality, non-competition, non-solicitation, and/or severance agreement between you and the Company or an Affiliate, as applicable, shall supersede this Agreement with respect to its subject matter.

Disclaimer of Rights

The grant of RSUs under this Agreement will in no way be interpreted to require the Company to transfer any amounts to a third-party trustee or otherwise hold any amounts in trust or escrow for payment to you. You will have no rights under this Agreement or the Plan other than those of a general unsecured creditor of the Company. RSUs represent unfunded and unsecured obligations of the Company, subject to the terms and conditions of the Plan and this Agreement.

Data Privacy	As a condition of the grant of the RSUs, you consent to the collection, use and transfer of personal data as described in this paragraph. You understand that the Company and its Affiliates hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number or equivalent, compensation, nationality, job title, ownership interests or directorships held in the Company or its Affiliates, and details of all equity awards or other entitlements to shares of Stock awarded, cancelled, exercised, vested or unvested (“Data”). You further understand that the Company and its Affiliates will transfer Data amongst themselves as necessary for the purposes of implementation, administration and management of your participation in the Plan, and that the Company and any of its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan. You understand that these recipients may be located in the European Economic Area or elsewhere, such as the United States. You authorize them to receive, possess, use, retain, and transfer such Data as may be required for the administration of the Plan or the subsequent holding of shares of Stock on your behalf, in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan, including any requisite transfer to a broker or other third party with whom you may elect to deposit any shares of Stock acquired under the Plan. You understand that you may, at any time, view such Data or require any necessary amendments to the Data.

Notice Delivery

By accepting the RSUs, you agree that notices may be given to you in writing either at your home or mailing address as shown in the records of the Company or an Affiliate or by electronic transmission (including e-mail or reference to a website or other URL) sent to you through the normal process employed by the Company or the Affiliate, as applicable, for communicating electronically with its directors.

Code Section 409A

The grant of RSUs under this Agreement is intended to comply with the short-term deferral exemption from Code Section 409A (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance with the exemption. Notwithstanding anything to the contrary in the Plan or this Agreement, none of the Company, its Affiliates, the Board, or the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Section 409A, and none of the Company, its Affiliates, the Board, or the Committee will have any liability to you for such tax or penalty.

To the extent that the RSUs constitute “deferred compensation” under Section 409A, a termination of Service occurs only upon an event that would be a Separation from Service within the meaning of Section 409A. If, at the time of your Separation from Service, (i) you are a “specified employee” within the meaning of Section 409A, and (ii) the Company makes a good faith determination that an amount payable on account of your Separation from Service constitutes deferred compensation (within the meaning of Section 409A), the payment of which is required to be delayed pursuant to the six (6)-month delay rule set forth in Section 409A to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after the Delay Period (or upon your death, if earlier), without interest. Each installment of RSUs that vest under this Agreement (if there is more than one installment) will be considered one of a series of separate payments for purposes of Section 409A.

IPO Lock-Up	In connection with the Company’s initial public offering of Stock, unless you or the Company has a written agreement with the underwriters of the offering that provides otherwise, you agree not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock, whether or not covered by this Award, or any securities convertible into or exercisable or exchangeable for shares of Common Stock, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, or agree to engage in any of the foregoing transactions, without the prior written consent of the Company and such underwriters, for such period of time after the date of the IPO prospectus as shall have been determined by the Company and such underwriters. You further agree to execute such agreements and instruments as may be reasonably requested by the Company or such underwriters that are consistent with this undertaking or that are necessary to give further effect to the undertaking.

By accepting this Agreement, you agree to all of

the terms and conditions described above and in the Plan.

Exhibit A

SECUREWORKS CORP.

2016 LONG-TERM INCENTIVE PLAN

[See attached]